4:) /\CCELER/\TE • UIAL.iNUSllLS June 23, 2022 Lawrence Mertz Delivered Electronically via Email Re: Change in Employment Status Dear Larry: Congratulations! We are delighted to enter into this Letter Agreement (the" Agreement") to memorialize the terms under which you will serve first as an employee of Accelerate Diagnostics, Inc. (the "Company") as Chief Technological Officer of the Company. The effective date of this change is June 23, 2022 (the "Effective Date"). Provision Title; Reporting; Duties; No Conflicts: 4815-3371-9447.9 Agreement ' Beginning on the Effective Date, you will serve as the Chief Technology Officer of the Company, reporting directly to the President and Chief Executive Officer of the Company. In your capacity as Chief Technology Officer you will have control over, and responsibility for, the technological direction of the Company and shall have such other duties, authorities and responsibilities commensurate for such or a similar position at a similarly-situated company and such additional duties as may be assigned to you by the President and Chief Executive Officer from time to time. You understand that, while you are employed as the Chief Technology Officer of the Company: (i) your employment services will be full-time and exclusive to the Company and that you will be expected to devote substantially all of your full business time, attention, energy and skills to the Company; (ii) you agree to serve the Company faithfully, loyally, honestly and to the best of your ability; and (iii) you will not, without the express written consent of the Board, engage in any other outside employment. The preceding paragraph is not intended to prohibit you from engaging in charitable or nonprofessional activities such as personal investments or conducting private business affairs, as long as they do not conflict or interfere with the performance of your duties to the Company. You agree to observe and comply with the Company's rules and policies, as the same may be adopted and amended from time to time. By signing this Agreement, you represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including, without limitation, any restrictions that would preclude you from providing services to the Company (e.g., a non-compete with a forrrer employer).

Lawrence Mertz June 23, 2022 Base Salary: Opportunity: Long-Term Incentive Compensation: Benefits; Vacation: Term: 4815-33 71-944 7.9 As of the Effective Date, there will be no change to your current Base Salary. Your Base Salary will be reviewed at least annually and may be adjusted upward or downward by the Compensation Committee of the Board of Directors (the "Compensation Committee") in its sole discretion. Beginning with the Effective Date and for each full calendar year during the Term thereafter, you will be eligible to participate in an annual cash incentive program adopted in writing and approved by the Compensation Committee (the "AIP"). Your target incentive under the AIP will equal 60% of your Base Salary. Whether you are entitled to receive an AIP payment, and the amount of such payme~t. will depend on the attainment of written quantitative and qualitative performance goals, including financial performance goals, establish by the Compensation Committee in its sole discretion. The amount of the AIP, if any, will be certified by the Compensation Committee in January or February of the year following the year to which the AIP relates, and the earned AIP, if any, will be paid to you on or about March 15 of the year following the year to which the AIP relates ( e.g., the AIP for 2022, if any, will be paid on or about March 15, 2023). Except as set forth below, you must be employed by the Company through the date the AIP is paid in order to earn and be eligible to receivetheAIP. As of the Effective Date, you will be eligible to receive grants of stock options, performance shares and other awards under the Equity Plan (the "Equity Awards"). The amount of Equity Awards, the mix of Equity Awards, the vesting schedule and the other terms and conditions of the Equity Awards will be established by the Compensation Committee in its sole discretion, provided, that your Equity Award grant will equal 150% of your then Base Salary. The Equity Awards will be subject to such other terms and conditions specified by the Compensation Committee, the Equity Plan, the award agreement that you must execute as a condition of the grant(s), and the Company's insider trading policy. During the Term, you will be eligible to participate in the Company's standard company benefit and vacation plans, as such plans may be amended, modified, or terminated by the Company from time to time, with or without notice, in accordance with the applicable benefit and vacation plan documents. For the avoidance of doubt, your participation in such plans will be subject to the terms and conditions set forth in the applicable benefit plan documents. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without Cause in each case subject to the terms and provisions of this Agreement. Unless otherwise indicated in a writing to you from the Board of Directors (the "Board"), upon your termination of employment with Company for any reason, and without any further action on your part,

Lawrence Mertz June 23, 2022 Termination of Employment: Death or Disability: Termination and Severance Prior to a Change of Control: I Full Vesting of Equity Awards on Change of Control: Termination and Severance Following a Change of Control: -18]5-3371-9447,9 you will be deemed to immediately resign all other officerships, directorships, managerships, and other positions you hold with the Company and its affiliates. If for any reason this provision is determined to be insufficient to effectuate such resignations, you agree to sign any documents or instruments the Company determines necessary to effectuate such resignations. This Agreement, and your employment hereunder, may be terminated at any time, for any reason, by you or the Company upon at least 30 days prior written notice, provided, that, the Company may terminate your employment immediately for Cause. Upon your termination for any reason, the Company will pay you your accrued but unpaid Base Salary through your date of termination and any accrued but unpaid reasonable business expenses through your date of termination (the "Accrued Obligations"), with such amount paid in compliance in accordance with applicable law. In addition to the Accrued Obligations, you may be entitled to receive severance benefits and Equity Award acceleration as described below. This Agreement, and your employment hereunder, will terminate immediately upon your death or Disability (as defined in Exhibit A). In such case, you (or your spouse or estate)will be entitled to the Accrued Obligations. In the event your full-time employment is terminated by the Company without Cause or by you with Good Reason (as defined in Exhibit A) prior to a Change of Control (as defined in Exhibit A then, in addition to the Accrued Obligations, and subject to your timely execution (and non-revocation) of the release described below, you will be entitled to receive a cash severance payment equal to the sum of: (i) 12 months of your then Base Salary; and (ii) your average earned AIP for over the Term (collectively, the "Base Severance Amount"). The Base Salary Severance Amount will be paid to you in installments over a 12-month period, in accordance with the Company's normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below. In addition to the Base Severance Amount, you will be entitled to receive a pro rata AIP for the year in which your termination occurred, with such pro rata AIP paid at the same time described above. Upon the closing of a transaction that results in a Change of Control, and notwithstanding anything in the Equity Plan to the contrary, your Option and other Equity Awards shall fully vest and become exercisable. In the event your full-time employment is terminated by the Company without Cause or by you with Good Reason (as defined in Exhibit A) during the 12 month period following a Change of Control, then, in

Lawrence Mertz June 23, 2022 Release Required to Receive Severance: Restrictive Covenants: Cooperation: Non-Disparagement; Social Media: 481 5.33 71-944 7.9 I addition to the Accrued Obligations, and subject to your timely execution (and non-revocation) of the release described below, you will be entitled receive a cash severance payment equal to the sum of: (i) 18 months of your then Base Salary; and (ii) 18 ti mes the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by you immediately prior to your last day of employment (collectively, the "Enhanced Severance Amount"). The Enhanced Severance Amount will be paid to you in installments over an 18 month period, in accordance with the Company's normal payroll cycle, with the first installment paid during the first payroll period following the expiration of the release revocation period described below. In addition to the Enhanced Severance Amount, you will be entitled to receive a pro-rata AIP for the year in which your termination occurred, with such pro-rata AIP paid at the same time described above. In order to receive the severance pay and other benefits described above, you must, no later than 60 days following your last day of employment, execute (and not revoke) a general release and waiver of any claims that you may have in connection with your employment and termination of employment with the Company and its affiliates. Notwithstanding anything in this Agreement to the contrary, if the Company concludes that the severance pay and benefits are subject to Section 409A of the Internal Revenue Code, and if the con side ration period described in the release, plus the revocation period described in the release spans two (2) calendar years, then, to the extent required by Section 409A of the Code, such severance payments and benefits shall not begin to be paid until the second calendar year (and such first installment shall include installment payments that would otherwise have been made prior to such date). This offer is contingent upon you signing the Restrictive Covenant Agreement attached hereto as Exhibit B. Following the termination of your service with the Company for any reason, you agree to cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company or any affiliate that relates to events, occurrences or conduct occurring (or claimed to have occurred) during your employment. You are hereby instructed to tell the truth in any litigation, administrative proceeding, or other investigation involving the Company and nothing herein shall be deemed or construed to suggest otherwise. If your cooperation is required pursuant to this section, the Company will: (i) reimburse you for reasonable out-of-pocket expenses (excluding legal fees); and (ii) pay you hourly compensation at a rate equivalent to your hourly Base Salary at the time of your termination of employment. During the Term and following the termination of your service for any reason, you agree that you will not criticize, defame, be derogatory

Lawrence Mertz June 23, 2022 Dispute Resolution: Return of Property: 4815-3371-\/447.9 I toward or otherwise disparage the Company, its products, services, or the Company's past, present and future officers, directors, managers, stockholders, agents, representatives, employees, or affiliates, or its or their business plans or actions, to any third-party, either orally or in writing; provided that that this provision will not preclude you from giving truthful testimony in response to a lawful subpoena or preclude any conduct protected under any local, state or federal law, including those providing "whistleblower" protection to you or the right to en~ in concerted activities. The Company also agrees that it will instruct its senior management and Board, as constituted as of your last day of employment, not to issue any official statements or press releases that disparage you; provided, that, you acknowledge and agree that senior management and the Board are permitted to discuss your employment and performance internally and confidentially as required to conduct business, or to make any legally required disclosures, or if otherwise required under law, in each such instance as reasonably determined by the Company or pursuant to the advice of the Company's legal counsel. Finally, on the date of your termination of service for any reason, you agree to update your profile on social media websites (such as Linked In) to reflect that you are no longer an employee of the Company. You and the Company agree to meet to informally in a good faith effort to resolve any issues arising under this Agreement. If the parties are unable to resolve their differences, they agree to submit to binding arbitration in Tucson, Arizona, any and all claims and disputes arising hereunder. The parties agree that any dispute will be heard by a single arbitrator, applying Arizona and Federal substantive law, as applicable, in accordance with the American Arbitration Association's Employment Arbitration Rules. If necessary, an action may be brought in any court of competent jurisdiction solely to compel arbitration or enforce an arbitration award ( or for injunctive relief to enforce the Restrictive Covenants of this Agreement). This agreement to arbitrate survives the termination of your employment. You expressly agree and understand that, by agreeing to arbitration lo resolve all claims described herein, you, as well as the Company, are waiving your right to a jury or court trial for all such claims. You further understand that arbitration is a private, claim resolution process which utilizes a neutral third-party, instead of a judge or jury, to resolve all claims and typically has more limited discovery than in a case filed in court. You understand that you may refuse to sign this Agreement, but that if the Agreement is not signed, you will not be entitled to the compensation and benefits outlined in this Agreement. OVflft Employtte must initial above, indicating his agreement to submit all claims to arbitration. Upon the Company's request or your termination of employment for any reason, you shall promptly return to the Company all property of the Company, including but not limited to: originals and hard and electronic copies of records, documents, Confidential Information,

Lawrence Mertz June 23, 2022 Miscellaneous: Section 409A of the Code: I 4815-3371-9447.9 computer and office equipment, other equipment, plans, designs, electronic devices, keys, access cards, passwords, credit cards, and other tangible and intangible items, in whatever form, in your possession or control. You understand that all electronic mail, equipment, and all computer hardware and software are property of the Company. To the extent required by law, the Company shall withhold from any payments due to you under this Agreement any applicable federal, state or local taxes. You hereby acknowledge that neither the Company nor any of its affiliates, shareholders, members, directors, managers, officers, employees, agents or representatives have provided you with any tax-related advice with respect to the matters covered by this Agreement and that you are solely responsible for obtaining your own tax advice with respect to the matters covered by this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof. Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party. This Agreement shall comply with Section 409A of the Internal Revenue Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Internal Revenue Code and the applicable regulations. You do not have any right to make any election regarding the time or form of any payment due under this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Company concludes, that the Base Severance Amount or the Enhanced Severance Amount are subject to Section 409A of the Internal Revenue Code, then no such Severance Amount will be paid prior to your "separation from service" as defined in Treasury Regulation Section 1.409A-1 (h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Installment payments

Lawrence Mertz June 23, 2022 Section 280G of the Code: I 4815-3371-9447.9 made pursuant to this Agreement shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii). If the Base Severance Amount or the Enhanced Severance Amount are subject to Section 409A of the Internal Revenue Code, and if you are a "specified employee" as defined in Treasury Regulation Section 1.409A-1 (i)(1) on the date of your termination of employment, such payments shall not begin until the first day of the seventh month following your "separation from service" as defined in Treasury Regulation Section 1.409A-1 (h) (applying the default rules of Treasury Regulation Section 1.409A-1 (h}} (and such first payment shall include all prior payments that would otherwise have been made prior to such date). In the event that any payments, distributions, benefits or entitlements of any type payable to you, whether or not payable upon a termination of employment ("Payments"): (i) constitute "parachute payments" within the meaning of Section 280G of the Code; and (ii) but for this Section would be subject to the excise tax imposed by Section -4999 of the Internal Revenue Code (the "Excise Tax"), then the Payments shall be reduced to such lesser amount (the "Reduced Amount") that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm or compensation consulting firm selected by the Company (the "Accountants") determines that without such reduction, you would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Internal Revenue Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rates which applied (or is likely to apply) to you for the tax year in which the Payments are to be made, or such other rate(s) as the Accountants determine to be likely to apply to you in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless otherwise agreed in writing, any determination made under this paragraph shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments pursuant to this paragraph, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to you in a manner that would not result in subjecting you to additional tax under Section 409A of the Internal Revenue Code. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Internal Revenue Code, and other applicable legal authority. The Accountants shall provide detailed supporting calculations to both you and the Company and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this paragraph. If the provisions of

Lawrence Mertz June 23, 2022 Sections 280G and 4999 of the Internal Revenue Code are repealed without succession or if the Company determines that such provisions do not apply to it and/or you for whatever reason, this paragraph shall be of no further force or effect. If you are in agreement with the terms and conditions of this Agreement, please execute and date the Agreement and return a copy to me. Sincerely, Accelerate Diagnostics, Inc. Accepted and agreed to: Date f 1 I 4~ 15-33 71-'-1447.9

Lawrence Mertz June 23, 2022 Exhibit A Employment Letter Definitions "Cause" to terminate your employment shall exist if the Company reasonably determines after due inquiry that any one or more of the following has occurred: (i) your commission or conviction of, or plea of guilty or nolo contendere to, a felony; (ii) your material breach of this Agreement, any other agreement you have entered into with the Company, or of any fiduciary duty you have to the Company; (iii) misconduct that is materially injurious to the Company or a significant violation of the Company's harassment or discrimination policies; (iv) your habitual drug or alcohol use which materially impairs your ability to perform your duties for the Company; (v) your engaging in fraud, embezzlement or any other illegal conduct that is materially injurious to the Company or any of its affiliates; (vi) deliberate or intentional refusal, or habitual failure to discharge your employment duties, responsibilities or obligations or to follow the Company's policies or procedures which is not cured, if curable, within 10 days following the Company's written notice to you of such behavior; or (vii) your engaging in any illegal, unethical, or immoral act (inside or outside of the scope of your employment) that results in material reputational or financial harm to the Company or any of its affiliates. In the case of a termination for Cause as a result of a material breach of this Agreement, you will be provided a written notice describing the breach at least 30 days prior to the proposed termination date and you will have 15 days to cure such breach (and whether such breach is capable of being cured or is adequately cured will be determined by the Company, in good faith). For the avoidance of doubt, the Company will have the right to suspend you with pay during the 30 day notice period and the 15 day cure period described in the preceding sentence. "Change of Control" shall have the meaning ascribed to it in the Equity Plan. "Disability" means you are unable to perform your duties under this Agreement for 90 consecutive days in any 12-month period . . "Good Reason" means: (i) a material diminution of your base compensation; (ii) a material diminution of your authorities, duties, or responsibilities; (iii) any action or inaction that constitutes a material breach of this Agreement by the Company; or (iv) material change in the geographic location at which you are required to provide services. For a termination to constitute "Good Reason" for purposes of this Agreement: (1) you must provide a notice of termination to the Company within 30 days of the initial existence of the facts or circumstances constituting such event; (2) the Company must fail to cure such facts or circumstances within 30 days after receipt of such notice; and (3) you must actually terminate your employment within 30-days after the expiration of the cure period described in clause (2). 4815•3371-94479

Lawrence Mertz June 23, 2022 Exhibit B Employee Restrictive Covenant Agreement In consideration for Accelerate Diagnostics, Inc. (the "Company") agreement to employ me and provide me with the compensation and benefits described in the attached Offer Letter and access to the Company's Confidential Information (as defined below) and trade secrets, I understand, acknowledge and agree, beginning as of the Part-Time Start Date (as defined in the attached Offer Letter), as follows: Restrictive Covenants: 48 I 5.33 71 .944 7.9 Non-Solicitation of Customers/Prospective Customers. You agree, for the duration of the Time Limit (as defined below), that you will not, either directly or indirectly, orin any individual or representative capacity, request or solicit any of the Company's current customers or clients with whom you have had contact in the past year to withdraw, curtail, cancel, or decrease the level of their business with the Company or request that they do business with any third party in competition with the Company. You further agree that, for the duration of the Time Limit, you will not, either directly or indirectly, or in any individual or representative capacity, request or solicit any' of the Company's prospective customers ( defined as any person or entity who has been directly solicited to become a customer or client by the Company and with whom you have had contact with within the past year or possesses Confidential Information about) or clients with whom you have had contact with in the past year or possesses Confidentia Information about to forgo doing business with the Company or request that such prospective customer or client do business with any third party in competition with the Company. Non-Solicitation of Employees/Applicants. You agree, for the duration of the Time Limit, that you will not, either directly or indirectly, or in any individual or representative capacity, solicit, induce or encourage or attempt to solicit, induce or encourage any Company employee and/or applicant to terminate his/her employment or prospective employment with the Company. ' Non-Competition. You agree, for the duration of the Time Limit, (as defined below), that you will not, either directly or indirectly or in any individual or representative capacity, be employed by, engage, own, manage, operate, control, aid, or assist another in the operation, organization or promotion of, participate in, advise, contract with or otherwise engage in any manner with the ownership, management, operation, or control of any business, which has a place of business or regularly conducts business in the Geographical Limit (as defined below) and that promotes or sells products or services competitive with those of the Company. You acknowledge and agree that a business will be deemed "competitive" with the Company if it performs any of the services or produces, distributes or sells any of the products or services provided or offered by the Company during the term of your relationship with the Company.

Lawrence Mertz June 23, 2022 Notice to Future Employers: Company Proprietary Information: 4815-3371-94479 Tolling. The non-competition and non-solicitation Time Limits set forth above shall be tolled during any period in which you are in breach of the restrictions set forth herein. Reasonable Limitations. You hereby acknowledge and agree that the covenants and obligations made and undertaken in this Agreement are fair and reasonable with respect to duration, geographic area and scope of activity, and do not (and shall not) prevent you from earning a livelihood in complying with the covenants herein. Injunctive Relief. You agree that a breach of the covenants described herein will result in substantial and irreparable damages to the Company, which would be difficulttofully ascertain and calculate, and, by reason of such fact, you agree that, in the event of any such breach or threatened or anticipated breach, the Company will have the right to a restraining order and injunction, both temporary and permanent, enjoining and restraining any such breach or threatened breach, without the necessity of proving actual damages or posting a bond. Such injunctive relief will be in addition to any other remedies available to the Company at law or in equity. Survival of Restrictive Covenants. Your acknowledgements and agreements set forth in this Agreement shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason. You agree that you will notify, and the Company shall have the right to notify, any future or prospective employers, or individuals or entities with whom you may be entering into a contractual relationship, of the Restrictive Covenant provisions of this Agreement for purposes of ensuring that the Company's interests are protected. While you are providing services to the Company, the Company may disclose or make available to you, Confidential Information. By signing this Agreement, you agree to: (i) protect and safeguard the confidentiality of the Confidential Information with at least the same degree of care as you would protect your own confidential information, but in no event with less than a commercially reasonable degree of care; and (ii) not use or disclose the Confidential Information, or perrrit it to be accessed, used or disclosed, for any purpose other than to carry out the duties assigned to you by the Company or as may be required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction. Upon your termination of service for any reason, or upon the Company's written request, you shall promptly return to the Company all copies, whether in written, electronic or other form or media, of the Confidential Information, or destroy all such copies at the Company's written request and certify in writing to the Company that such Confidential Information has been destroyed. In addition to all other remedies available at law, the Company may seek equitable relief (including injunctive relief) against you to prevent the breach or threatened breach of this confidentiality covenant and to

Lawrence Mertz June 23, 2022 Definitions: 48l:'i-3371-9447.9 secure its enforcement. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order. In addition to the obligations above, we may ask that you also sign the Company's standard Confidentiality and Intellectual Property Assignment Agreement. For purposes of this Agreement, the following terms shall have the following meanings: "Confidential lnfonnation" means non-public information about the Company's business affairs, products, services, confidentia intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential." Confidentia Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by you; (ii) is or becomes available to you on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of you prior to being disclosed by or on behalf of the Company; or (iv) was or is independently developed by you without reference to or use, in whole or in part, of any of the Confidentia Information. "Geographical Limit" means the United States of America; if a court determines that the United States of America is too broad, then the state of Arizona; if a court determines that Arizona is too broad, then Maricopa and Pima County; if a court determines that Maricopa and Pima County is too broad, then Pima County only; if a court determines that Pima County is too broad, then Tucson, Arizona. "Time Limit" means the term of your employment with the Company and for a period of 18 months thereafter; if a court determines that 18 months is longer than necessary to protect the Company's legitimate interests, then 12 months; if a court determines 12 months is longer than necessary to protect the Company's legitimate interests, then 9 months.

Lawrence Mertz June 23, 2022 Miscellaneous: Accepted and agreed to: Law!'erice / 4815-3371-9447.9 This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competentjurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision we re not a part hereof. Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party. The dispute resolution provisions of the Offer Letter attached hereto are incorporated by reference and by signing below you acknowledge and agree that any dispute arising under this Agreement will be resolved in accordance with the procedures set forth in the Offer Letter. Date